Exhibit 10.12

(1) HAMILTON BDA SERVICES LIMITED
- and -
(2) PETER SKERLJ

SEPARATION AGREEMENT
(with REAFFIRMATION AGREEMENT)

THIS AGREEMENT is entered into as a deed as of the 27 day of September 2022.
BETWEEN
(1)Hamilton BDA Services Limited of Wellesley House North, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (the “Company”); and
(2)Peter Skerlj of 12 Channel View Lane, Crawl, Hamilton Parish, CR 02,, Bermuda (the “Executive”).
WHEREAS:
(A)The Executive has been employed by the Company, or its Parent (Hamilton Insurance Group, Ltd.), or one of its affiliates since 23 December 2013, most recently as Chief Risk Officer of Hamilton Insurance Group pursuant to an Amended and Restated Employment Agreement dated 4 January 2021 (the “Employment Agreement”).
The Executive and Company have mutually decided to agree amicable terms of separation as set forth in this Agreement.
(B)The Company and the Executive have agreed the terms set out in this Agreement in settlement of: (i) all and any claims which the Executive may have against the Company, its Parent, all of its affiliates, successors and assigns, arising out of or in connection with or as a consequence of the Executive’s employment and/or termination; and (ii) any and all claims which the Company may have against the Executive arising out of or in connection with or as a consequence of the Executive’s employment and/or his termination, in either case whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement. For the avoidance of doubt, this Agreement shall not preclude the Executive from exercising any and all existing and future rights and claims solely in his capacity as a shareholder (including warrants) of Parent, for such time as Executive remains a duly registered shareholder (and warrant holder) of Parent, at all times in accordance with applicable law.

(C)The Company is entering into this Agreement for itself, its Parent, affiliates, successors and assigns, and is duly authorised in that behalf.
Capitalised terms not otherwise defined in this Agreement shall have the meaning given to them in the Employment Agreement.
AGREED TERMS
1TERMINATION
1.1Subject to the terms of this Agreement the Exxecutive’s employment by the Company will end by mutual agreement on the of:
1.1.127 March 2023; or
1.1.2such earlier date as may be mutually agreed by the Company and the Executive subject to satisfactory completion of identified tasks as set out in Schedule 1 hereto as well as orderly transition of the Executive’s responsibilities, save that, in any event, such date shall not be earlier than 30 January 2023 (the “Termination Date”).
1.2The termination of the Employment Agreement shall be treated as a termination under Clause 7(d) of the Employment Agreement.
2PAYMENTS
2.1Subject to:
2.1.1the Executive agreeing to and signing the Reaffirmation Agreement attached at Schedule 2 below (“Schedule 2”) within 7 days after the Termination Date;
2.1.2the Executive adhering to the terms of this Agreement;

2.1.3the Executive continuing to adhere to all obligations of his Employment Agreement as amended by this Agreement and Schedule 1, whether express or implied, in good faith up to and including the Termination Date; and
2.2.The Company will, without any admission of liability, pay the Executive:
2.2.1.accrued salary and benefits in accordance with Clause 8(b)(iii) of the Employment Agreement for the period up to and including the Termination Date; and
2.2.2.on the next payroll date following the Executive’s agreement to and signature on the Reaffirmation Agreement at Schedule 2 unless an earlier Termination Date is agreed pursuant to Clause 1.1.2 herein, in which case, on the next payroll date following the Q4 2022 Board Meeting of the Parent:
(i)cash settlement of the Cash Incentive Award for the 2022 year of employment, pro- rated to the date of this Agreement (being 9 months out of 12), based on actual performance of the Company and personal performance of the Executive as determined in the sole and absolute discretion of the Compensation Committee of the Board.
(collectively, the “Settlement Sum”)
2.3Save for the provision at Clause 2.3.3 of this Agreement, the Executive's rights with respect to the outstanding warrants (“Warrants”) and RSUs granted to the Executive under the Hamilton Insurance Group, Ltd. 2013 Equity Incentive Plan, as amended (the "Equity Plan") shall be governed by the applicable terms of the Equity Plan and the award agreements entered into with the Executive thereunder (collectively, the "Award Agreements") which remain unaffected by this Agreement and are fully enforceable following execution of this Agreement. For the avoidance of doubt:
2.3.1The Company acknowledges and agrees that the outstanding RSU’s and Performance Stock Units (“PSUs”) due to vest on 1 January 2023 will fully vest on 1 January 2023.

2.3.2The Executive acknowledges and agrees that pursuant to the terms of the Equity Plan and the Award Agreements, the remainder of the Executive's unvested RSUs and PSUs outstanding as of the termination Date are forfeited without consideration effective as of the Termination Date.
2.3.3Section 15 of the Equity Plan will cease to apply to the extent that the company will not repurchase any of the shares which have already fully vested to the Executive pursuant to the Equity Plan and Award Agreements through to the Termination Date.
2.4Upon payment of the sums set out in this Agreement there will be no further sums of any kind due and owing to the Executive by the Company. The Executive accepts that on the Termination Date any and all salary, payments and benefits (contractual or discretionary) shall cease, save as otherwise set out in this Clause 2 and in Clause 3 below, and there shall be no further compensation due for the termination of the Executive’s employment and loss of office.
2.5All and any Bermuda Payroll Tax and Social Insurance due on any sums payable under this Agreement shall be paid in line with normal payroll practices as implemented for the Executive under his Employment Agreement as at the date of execution of this Agreement, which for the avoidance of doubt requires the Company paying the employer and employee portion of the payroll tax except for 1.7% allocated to the Executive in respect of the employee portion.
3BENEFITS
3.1Any and all benefits the Executive is entitled to under the Employment Agreement will cease on the Termination Date.
4TERMINATION AND POST- TERMIINATION OBLIGATIONS
4.1Save insofar as expressly modified or amended by this Agreement, all terms in the Employment Agreement that relate to the Executive’s and the Company’s obligations after the Termination Date shall continue to apply in all respects, including for the avoidance of doubt:
a.Clause 6, Confidentiality;
b.Clause 8, Termination Procedure;
c.Clause 9, Restrictive Covenants;
d.Clause 10, Cooperation;
e.Clause 11, No Cooperation with Third Parties; and
f.Clause 13, Survival varied such that Clause 14 of the Employment Agreement will not continue to apply.
4.2The Executive shall not make any adverse or derogatory comment about the Company, its Parent, affiliates or successors and assigns, its directors or employees and the Company shall use reasonable endeavours to ensure that its employees, directors and officers shall not make any adverse or derogatory comment about the Executive. The Executive shall not do anything which shall, or may, bring the Company, its Parent, affiliates or successors and assigns, or its employees, directors or officers into disrepute and the Company shall use reasonable endeavours to ensure that its employees and officers shall not do anything which shall, or may, bring the Executive into disrepute.
5NON-SOLICITATION
5.1In consideration for entering into this Agreement, the Company agrees to remove Clause 9(b)(i)-(iv) of the Employment Agreement and replace it with this Clause 5.

5.2For the purpose of this Clause 5, the following definitions apply:
Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company, its Parent, affiliates or successors and assigns (collectively, “Hamilton Group”) for the time being confidential to the Company or Hamilton Group and trade secrets including, but not limited to and without limitation, technical data and know how relating to the business of the Company or Hamilton Group or any of its business contacts.
Restricted Business: those parts of the business of the Company or Hamilton Group with which the Executive was involved in the 12 months before Termination.
Restricted Customer: any company, firm or person who, during the 12 months before Termination, was a customer of or was in the habit of dealing with the Company or Hamilton Group and with whom the Executive had contact with in the course of his employment.
Restricted Person: anyone employed or engaged by the Company or Hamilton Group and who could damage the interests of the Company or Hamilton Group if they were involved in any capacity in any business concern which competes with any Restricted Business and with whom the Executive dealt in the 12 months before Termination in the course of his employment.
5.3In order to protect the Confidential Information and business connections of the Company and Hamilton Group to which you have access as a result of the employment, you covenant with the Company that for aa period of twelve (12) months from the Termination Date, you shall not:
5.3.1solicit or endeavour to entice away from the Company, or Hamilton Group, the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;
5.3.2in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or Hamilton Group any Restricted Person;

5.3.3in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;
5.3.4at any time after termination represent himself as connected with the Company or Hamilton Group in any capacity, other than as a former Executive, or use any registered business names or trading names associated with the Company or Hamilton Group.
5.4.The restrictions imposed on the Executive by this Clause apply to the Executive acting:
5.4.1directly or indirectly; or
5.4.2on his behalf or on behalf of, or in conjunction with, any firm, company or person.
5.5.The restrictions imposed on the Executive by this Clause 5 shall not prohibit:
5.5.1.general solicitations or advertisements of employment (or hiring as a result thereof) not specifically directed at any Restricted Person (and nothing herein shall prohibit the making of any such general solicitations or advertisements);
5.5.2.the solicitation or employment of any Restricted Person who is referred by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed by the Executive directly or indirectly, on his behalf or on behalf of, or in conjunction with any firm, company or person, to solicit the Restricted Person; or
5.5.3.the solicitation or employment of any such person whose employment with the Company or any other Hamilton Group entity was terminated prior to commencement of employment discussions between the Executive and such person.

5.6.The Company and Executive enter into the restrictions in this Clause 5 having been separately legally advised.
5.7.Each of the restrictions in this Clause 5 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restrictions shall apply with such deletion as may be necessary to make it valid or effective.
6COMPANY PROPERTY
6.1The Executive confirms that on or before the Termination Date, he will deliver to the Company at its registered office all agreements, documents, statistics, accounts, records, programs, electronic devices provided by the Company and other items of whatsoever nature or description (including all copies) belonging to the Company and which may have been in his possession or under his control (including for the avoidance of doubt any user names, passwords that he can recall or has a record of, and such other like identifying information for access to the Company or its subsidiaries or affiliates, records, accounts and information) which are not items publicly available and relate in any way to the business or affairs of the Company, its Parent and affiliates or its customers, clients or suppliers. In particular the Executive will provide the passwords for all password protected files, sub files and all other records requiring a username and/or password that he can recall or has a record of.
7WARRANTY WAIVER AND RELEASE
7.1.In consideration of the payment of the Settlement Sum and subject to clauses 2.5 and 9.3 of this Agreement, the Executive warrants, undertakes and represents that he has no legal claim against the Company, its Parent, affiliates or successors and assigns, and/or the Company’s or the Parent’s officers, Executives or shareholders arising out of or in connection with his employment with the Company or its termination or otherwise.
7.2.Irrespective of the above, and for the avoidance of doubt, in consideration of the payment of the Settlement Sum, any legal claim of unfair dismissal, wrongful dismissal and breach of contract (save for this agreement) against the Company and/or the Company’s officers, Executives or shareholders (“Alleged Claims”) (solely as such Alleged Claims relate to the Executive’s employment with the Company) are hereby unconditionally and irrevocably waived by the Executive and will not be repeated, referred to or pursued either by the Executive or by anyone else on his behalf.
7.3.The Company warrants, undertakes and represents on behalf of itself, its directors, officers, employees and shareholders, that it unconditionally and irrevocably waives any claims that it, including all its subsidiaries, affiliates, successors, and assigns has, against the Executive arising out of or in connection with the Executive’s employment with the Company or its termination or otherwise (“Company Claims”).
7.4.The Executive accepts the Settlement Sum and waiver of the Company Claims in full and final settlement of:
7.4.1.any Alleged Claims; and
7.4.2.all other legal claims and rights of action (whether under common law or otherwise) in any jurisdiction in the world, howsoever arising which the Executive (or anyone on his behalf has or may have) against the Company, its Parent, affiliates or successors and assigns, and/or the Company’s or its Parent’s officers, Executives or shareholders arising from or connected with the Executive’s employment by the Company, or its termination as it relates to the Company and/or the Company’s officers, Executives or shareholders, that it would not be just or equitable for his to claim or be awarded any further sum (“Legal Claims”).
7.5For the avoidance of doubt and without in any way limiting the scope, application or effect of Clause 7.4.2, Legal Claims for the purposes of Clause 7.4.2 means any claim for or relating to unfair dismissal, statutory redundancy payment, sex, race or disability discrimination, sexual harassment, discrimination on the grounds of religion or belief, age or sexual orientation, working time, unlawful deduction from wages, unlawful detriment on health and safety grounds, a protective award or any other statutory or common law employment rights which the Executive (or anyone on his behalf), has or may have.

7.6The mutual waivers, settlement and release of the claims in this Clause 7 shall have effect irrespective of whether or not, at the date of this agreement, the Executive or Company as the case may be is or could be aware of such claims or have such claims in any express contemplation (including such claims of which the Executive or Company becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity) solely as such claims relate to the Executive’s employment with the Company.
7.7It is a fundamental term of this Agreement that:
7.7.1the Settlement Sum and the provision of benefits under the terms of this Agreement shall at all times be conditional on the Executive (and anyone on his behalf) complying with each and every term, condition or warranty of this Agreement and/or refraining from making any allegation, lodging any complaint or pursuing any type of employment related proceedings in respect of the Alleged Claims, any other Legal Claim or any contractual or common law claim (howsoever arising), against the Company, its Parent, affiliates or successors and assigns, and/or the Company’s or its Parent’s officers, Executives or shareholders, and whether in an Employment Tribunal, the Supreme Court of Bermuda, the Human Rights Commission, a Magistrates’ Court, any other judicial or quasi-judicial body in Bermuda and any Court or Tribunal in any jurisdiction in the world; and
7.7.2if the Executive (or anyone on his behalf) subsequently issues or pursues such related proceedings in breach of this Agreement then, subject to any applicable law, the Settlement Sum paid to the Executive shall be repayable to the Company forthwith on demand and no further benefits shall be provided; and
7.7.3the total sum recoverable, subject to any applicable law, is recoverable as a debt, together with all reasonable costs (including reasonable legal costs) incurred by the Company (or by any of its officers, Executives or shareholders, as applicable) in recovering the sum and/or in relation to any proceedings so brought by the Executive in breach of this Agreement.

The repayment provisions of this Clause 7.7 shall be without prejudice to the Company’s right to seek further damages from the Executive in respect of the breach referred to in this Clause and any other breach of this Agreement.
7.8The parties acknowledge that each of them has relied on this Clause 7 in deciding to enter into this Agreement.
7.9Nothing in this Agreement shall prevent either party from taking steps or making claims or bringing proceedings to enforce the terms of either this Agreement or the Award Agreements.
8TAX
8.1Notwithstanding anything herein to the contrary, the Company will be responsible for paying all outstanding non-Bermudian taxes required pursuant to any law or governmental regulation or ruling. Bermuda taxes shall be treated in accordance with clause 2.5 of this Agreement.
9INDEMNITY
9.1If either party breaches any material provision of this Agreement or asserts or pursues a claim against the other including but not limited to an Alleged Claim or a Company Claim or a Legal Claim, that party agrees to indemnify the other party for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
9.2The parties specifically acknowledge and agree that it is a breach of a material provision of this Agreement for the purposes of Clause 9.1 to bring, assert or rely upon for any purpose a claim that any provision of this Agreement is unenforceable or void by reason of any law or enactment.
9.3Notwithstanding the above, the Company agrees to wholly indemnify the Executive for any and all government taxes incurred by the Executive personally during the Employment Term directly as a result of performance of his duties for and on behalf of the Company, its Parent or its affiliates.

10GOVERNING LAW AND DISPUTE RESOLUTION
10.1This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Bermuda.
10.2Clause 15(b) of the Employment Agreement (Governing Law; Arbitration) shall apply (with necessary modification) to this Agreement as read with the Equity Plan and Award Agreements.
11ENTIRE AGREEMENT & FORMALITIES
11.1This Agreement as read with the Employment Agreement, Equity Plan and Award Agreements constitutes the entire agreement between the parties and supersedes all previous contracts, agreements, arrangements and understandings between them relating to the Executive’s employment and its termination.
11.2This Agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.
12LEGAL FEES
12.1The Company will provide a contribution towards legal fees of the Executive, subject to receipt of an invoice, up to the amount of $1000.

This Agreement has been entered into on the date stated at the beginning of it.

Signed and delivered by

Gemma Carreiro

for and on behalf of	/s/Gemma Carreiro

Hamilton BDA Services Limited

Signed and delivered by

Peter Skerlj	/s/Peter Skerlj

FIRST AMENDMENT TO THE SEPARATION
AGREEMENT
This FIRST AMENDMENT, dated 20 December 2022 (this “First Amendment”), amends the Separation Agreement, dated as of September 27, 2022 (the “Agreement”), by and among Hamilton BDA Services Limited (the “Company”) and Peter Skerlj (the “Executive”, and together with the Company, the “Parties”).
RECITALS:
WHEREAS, the Parties are mutually desirous of amending the Agreement as contemplated by this First Amendment;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the Parties hereto do hereby agree as follows:
1.    Definitions.
All capitalized terms used but not defined assigned to such terms in the Agreement.
2.    First Amendment
Clause 1.1 of the Agreement, under the part entitled “Termination”, shall be deleted and replaced in its entirety as follows:
1.1    Subject to the terms of this Agreement the Executive’s employment by the Company will end on January 2, 2023 (the “Termination Date”).
3.    Miscellaneous.
The Agreement remains and shall remain in full force and effect save that, from the date of this First Amendment, the Agreement shall be amended and/or superseded by this First Amendment. This First Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. This First Amendment and the Agreement shall each be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this First Amendment with respect to the matters set forth herein, following the date of the First Amendment, the terms of this First Amendment shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

Peter Skerlj	Hamilton BDA Services Limited

/s/ Peter Skerlj	/s/ Gemma Carreiro
Signature	Signature

December 20, 2022	20 December 2022
Date	Date

Gemma Carreiro
Name

Director
Title